Exhibit 10.1

APPENDIX TO THE AGREEMENT DATE JULY 07, 2019

Signed at October 23, 2022

Between:	Rambam Med-Tech Ltd Reg. no. 514496587
By Roee Atlas – CEO
(So Called: “Med- Tech”)

AND Between:	Raphael Pharmaceutical Ltd Reg. no. 516054400
By Shlomo Pilo –CEO
(So Called: “Raphael”)

WHEREAS, the parties signed research agreement on July 7, 2019 (So called: “the Primary Agreement”);

WHEREAS, Med-Tech had signed on December 31, 2020 an appendix to the Primary Agreement in which its extent the primary agreement for an extra of four years in terms & conditions as will set up between the parties;

WHEREAS, the parties will set up, herein, the terms & conditions for the extension of two years out of the four in this appendix;

WHEREAS, the description plan & the objectives of the new research development will be set forth herein;

Now, THEREFORE, in consideration of the promises & mutual covenants set forth herein, the parties agrees as follows:

A.	Description of the Research Development:

Development of a novel patentable formulation based on combination of purified cannabinoid and Cannabinoid Receptor’s antagonist to treat rheumatoid diseases

B.	Research plan:

Scientific background

Rheumatoid diseases are characterized by progressive chronic inflammation of the musculoskeletal system afflicting primarily the joints but can lead to systemic comorbidities like pulmonary diseases or vasculitis. Chronic inflammation results in cartilage and bone damage, which in the course of deterioration can lead to disability of the affected patient (Smolen, Aletaha, & McInnes, 2016).

Rheumatoid diseases have a great individual and societal burden. Pain and musculoskeletal deficits lead to a progressive decline in physical activity and quality of life and carry the risk of cumulative comorbidity. Medical costs for treatment as well as the reduction in work capacity and the decreased societal participation of patients with RA have a major socioeconomic effect on society (Cross et al., 2014).

Therapy of rheumatoid diseases is challenging not only because of the progressive nature of the disease but also because of the side effects of the current treatments available (Nawaz, Ali, Rehman, & Aslam, 2020). Moreover, available treatment options cannot reverse rheumatoid diseases. Thus, therapy efforts are followed in two directions: i) preventive medicine (starting treatment before clinical manifestation) and ii) development of new drugs that treat rheumatoid diseases. Three classes of drugs are available today; i) disease-modifying anti-rheumatic drugs (DMARDs), which target TNF, the IL-6 receptor and stimulate the depletion of T and B cells diminishing the progression of the structural damage (Singh et al., 2016; Smolen et al., 2014), ii) non-steroidal anti-inflammatory drugs (NSAIDS), which improve the physical function by reducing pain and stiffness but do not modify the disease (Nawaz et al., 2020) and iii) glucocorticosteroids, which have a rapid symptomatic and disease-modifying effect (Kirwan, 1995).

Prolonged use of glucocorticoids and DMARDs has serious long-term adverse effect (Szostak, Machaj, Rosik, & Pawlik, 2020; Yasir, Goyal, Bansal, & Sonthalia, 2020). Moreover, biological DMARDs have an increased risk of serious infections by tuberculosis and herpes zoster virus as well as the risk to develop melanoma (Ramiro et al., 2014). This exemplifies the need for novel treatment approaches and safe therapeutics. One of them might be the usage of medical cannabis taking advantage of its pain-reducing and immune-modulating features.

Cannabis and cannabinoids

Cannabis is the most widely used illicit drug in the world. It is not a single substance but refers to a compilation of > 550 different chemical constituents accumulated in the cannabis plant, among them ≈ 150 psychoactive and non-psychoactive cannabinoids and > 400 non-cannabinoids. The cannabis plant belongs to the family Cannabaceae. Two different forms are distinguished; cannabis with high levels of the psychoactive tetrahydrocannabinoids (THC) is referred to as marijuana and cannabis with high levels of non-psychoactive cannabinoids and low levels of THC is referred to as hemp (Baron, 2015). Two main THC compounds are pharmacologically active, 8-THC and 9-THC. The main non-psychoactive but pharmacologically active cannabinoids are cannabinol (CBN), cannabidiol (CBD) or cannabigerol (CBG) (Figure 1) as well as non-cannabinoids like flavonoids, terpenes and fatty acids (Andre, Hausman, & Guerriero, 2016; Gould, 2015).

Figure 1: Cannabinoids in the cannabis plant

List and number of phytocannabinoids found in the cannabis plant.

Cannabis and cannabinoids occur in several forms; as they occur in the cannabis plant or as isolates and synthetic or semi-synthetic produced substances.

Natural cannabinoids

Medical cannabis is available as the whole plant in the form of dried flowers or as extracts thereof. Drying and heating allows gradual decarboxylation of the cannabinoid acid precursors into the proper neutral forms, i.e. cannabidiol acid (CBDA) converts to cannabidiol (CBD) or tetrahydrocannabinol acid (THCA) converts to tetrahydrocannabinol (THC) (de Meijer et al., 2003). Physiologic effects of non-cannabinoids that are also found in the leaves and flowers are not yet entirely known (Sarzi-Puttini, Batticciotto, et al., 2019).

Synthetic and semi-synthetic cannabinoids

Many off the shelf products are available, of which three cannabis products received approval for medicinal use. These are nabiximol which consists of natural THC and CBD extracts, dronabinol which is plant-derived but chemically modified after extraction and nabilone is synthetically produced (Häuser, Petzke, & Fitzcharles, 2018; Mücke, Phillips, Radbruch, Petzke, & Häuser, 2018).

Nabiximols, better known under the tradename Sativex®, is a botanical mouth spray that received approval in the UK in 2010 for the alleviation of MS-symptoms like spasticity, pain and overactive bladder. Its main ingredients are THC and CBD at similar dosage (Häuser et al., 2018; Mücke et al., 2018; Sarzi-Puttini, Batticciotto, et al., 2019).

Dronabinol (Marinol) contains mainly THC and is a partial agonist of the cannabinoid receptors CB1 in the nervous system and CB2 in the periphery that activates appetite, mood, cognition, memory and perception. Dronabinol received FDA-approval for the United States in 1985 for treatment of anorexia in AIDS patients and for the prevention of chemotherapy-induced nausea and vomiting (CINV). Adverse effects include drowsiness, fatigue, dizziness, conjunctivitis, paranoia and abnormal thinking and euphoria as well as gastrointestinal problems like nausea, vomiting, abdominal pain and diarrhea (Häuser et al., 2018; Mücke et al., 2018). Lack of randomized controlled trials (RCTs) makes a recommendation for usage of dronabinol as a third-line treatment for CINV difficult (Sarzi-Puttini, Batticciotto, et al., 2019). Dronabinol in the form of an oral tablet is known under the trade name namisol. It has high bioavailability and a long shelf life and is indicated for Multiple Sclerosis (MS), chronic pain and behavioral disturbances in dement patients (Häuser et al., 2018; Sarzi-Puttini, Batticciotto, et al., 2019).

Nabilone with the main ingredient THC is approved and sold under the brand name Cesamet in Canada, Mexico, the UK and the USA as an anti-emetic and adjunctive analgesic for neuropathic pain, CINV and treatment for anorexia in AIDS patients. Its main usage today is as adjunct medicine for chronic pain management. However, ambiguous results from case studies and clinical trials on benefits of nabilone for fibromyalgia and MS were published so that recommendations for usage cannot be given (Häuser et al., 2018; Reekie, Scott, & Kassiou, 2017; Sarzi-Puttini, Batticciotto, et al., 2019).

Signaling pathways and the importance of cannabinoid receptors for signal transduction

Cannabinoids mediate their biological and therapeutic effects through cannabinoid receptors (Mackie, 2008; Paland et al., 2021; T. H. Smith, Sim-Selley, & Selley, 2010). At least two members of the G-protein coupled receptor family (GPCRs), cannabinoid receptors 1 (CB1R) and 2 (CB2R), were identified. G-proteins act as adaptors that link GPCRs to other signaling and regulatory proteins to operate or modulate intracellular signaling pathways. Other G-protein coupled receptors such as GPR55 and GPR18 and transient receptor potential channels such as TRPV2, TRPA1, or TRPM8 are involved in cannabinoid signaling (Rosenbaum, Rasmussen, & Kobilka, 2009).

CB1R is highly expressed on neural cells in the central nervous system (CNS), and is found in particularly high levels in the neocortex, hippocampus, basal ganglia, cerebellum and brainstem (Marsicano & Kuner, 2008). Low expression levels are observed in the peripheral nervous system. The CB1R binds the main active ingredient of marijuana, Δ9-THC, and mediates most of the CNS effects of THC (Zimmer, Zimmer, Hohmann, Herkenham, & Bonner, 1999).

CB2R is present at high levels in cells of the immune system and commonly associated with the regulation of immune function. Furthermore, a functionally relevant expression of CB2R was also found in the brain (Salort, Álvaro-Bartolomé, & García-Sevilla, 2017). In the CNS, CB2R expression is associated with inflammation and it is primarily localized to microglia, resident macrophages of the CNS (Palazuelos et al., 2009).

The fact that both CB1 and CB2 receptors have been found on immune cells suggests that cannabinoids play an important role in the regulation of the immune system. It has been shown to exert anti-inflammatory activities in various in vivo and in vitro experimental models. Several studies showed that cannabinoids downregulate cytokine and chemokine production and, in some models, upregulate T-regulatory cells as a mechanism to suppress inflammatory responses (Berdyshev, 2000; Paland et al., 2021).

Cannabinoids can inhibit cell proliferation through various mechanisms. They block cell cycle progression at the G1/S phase via CB1R and at the G2/M phase via CB2R activation by inhibiting Akt and ERK signaling. CB1R activation inhibits the FAK/SRC/RhoA pathway leading to inhibition of cell migration. Cell migration blockade is also achieved by CB2R activation through the inhibition of COX-2 and ERK signaling, which is important to suppress inflammatory response (Kisková, Mungenast, Suváková, Jäger, & Thalhammer, 2019).

C.	Research Objectives

The overall objective of this study is to identify a novel cannabinoid based patentable formulation to treat Rheumatoid diseases. Specifically, to investigate combination of purified cannabinoids with cannabis receptors antagonists to downregulate inflammation related to Rheumatoid diseases. We propose to base our study on data derived from Dr. Igal Louria-Hayon studies (Helsinki # 0442-20-RMB) on the evaluation of the immune regulation properties of cannabinoids on the immune system and the data derived from the cannabinoids receptors study (Helsinki # 0331-20-RMB). We will analyze the activation of cannabinoid receptors on mouse models and will study the role of cannabinoid receptors antagonists as a potential to develop a novel patentable formulation to treat Rheumatoid Arthritis.

Specific aims:

1.	Identify the potential of purified specific cannabinoid on Rheumatoid Arthritis in a mouse model

2.	Identify Cannabinoid Receptors antagonist with a potential to downregulate immune cells activities, in human derived cells and mouse model.

3.	Formulate a combination of purified cannabinoid and Cannabinoid receptors antagonist which will demonstrate synergistic effect to downregulate inflammation related to Rheumatoid Arthritis.

We suggest that our strategy to combine purified cannabinoid together with cannabinoid receptor’s antagonists, will allow us to develop a novel formulation for Rheumatoid Arthritis treatment.

D.	Cost of the New research Development:

Raphael will sponsored the new research development as follows:

2 years Budget (cost including overhead):

Pre-Clinical lab research cost $700,000 USD + V.A.T.

Mouse model for systemic inflammation: 120,000 USD + VAT.

Mouse model for Rheumatoid Arthritis: 140,000 USD + VAT.

Total cost: 800,000 + 160,000 (overhead) + VAT.

●	The principal investigator is authorized to decide on changes in the budget of each category and the duration of the research in related to the needs of the study.

Payment Schedule:

Raphael Pharmaceutical will pay to Rambam MedTech

1st payment: 100,000$ + 20,000$ overhead on May 2023 (Mouse Model).

2nd payment: 291,667$ + 58,333$ overhead on December 2023 (Research year I).

3rd payment: 116,667$ + 23,333$ overhead on May 2024 (Mouse Model).

3rd payment: 291,667$+ 58,333$ overhead $ December 2024 (Research Year II).

All payments should be added VAT

Payment will be in NIS according to the Bank of Israel exchange rate on the day of payment.

IN WITNESS WHEREOF, each party has caused this Appendix to be executed by its duly authorized representative as of the effective date:

Rambam Med-Tech Ltd		Raphael Pharmaceutical Ltd

By:	/s/ Roee Atlas	By:	/s/ Shlomo Pilo
Name:	Roee Atlas	Name:	Shlomo Pilo
Title:	CEO	Title:	CEO
Date:	23.10.22	Date:	24.10.22

Principal Investigator

By:	/s/ Igal Louria- Hayon
Name:	Igal Louria- Hayon
Title:	Scientific Director Medical Cannabis Research and Innovation Center Rambam health care Campus.
Date:	23.10.2022